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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


INVESTOR RELATIONS                                  CONTACT
Don Weinberger                                      Leah Berkovits
Wolfe Axelrod Weinberger Associates                 Bio-Technology General Corp.
212-370-4500                                        732-632-8800

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              BIO-TECHNOLOGY GENERAL TO ACQUIRE MYELOS CORPORATION
 -- PROMISING NEW DRUG FOR DIABETIC NEUROPATHIC PAIN IN CLINICAL DEVELOPMENT --

Iselin, New Jersey, February 22, 2001 -- Bio-Technology General Corp. (NASDAQ:BTGC) today announced it has entered into a definitive agreement to acquire Myelos Corporation, a privately-held biopharmaceutical company focused on the development of novel therapeutics to treat diseases of the nervous system.

Myelos' technology platform enables the isolation of stimulatory peptides (short chains of amino acids) derived from growth factors. This has led to the development of Prosaptide-TM-, a promising new compound for the treatment of neuropathic pain associated with diabetic peripheral neuropathy. A Phase II human clinical trial in Type I and Type II diabetes mellitus already completed by Myelos demonstrated that Prosaptide effectively decreases pain associated with diabetic peripheral neuropathy without deleterious side effects.

Diabetic peripheral neuropathy is a serious and debilitating complication of Type I and Type II diabetes mellitus that usually affects the feet and legs. Symptoms include pain, numbness, and tingling. An estimated 8.8 million diabetics have peripheral neuropathy, while approximately 2.6 million of them have been diagnosed and are symptomatic. Due to the fact that available treatment options for pain associated with diabetic peripheral neuropathy are often unsatisfactory and frequently accompanied by unacceptable side effects, only approximately one-third of

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patients who are diagnosed and symptomatic are currently treated. BTG believes that the annual worldwide market potential for Prosaptide in the treatment of diabetic neuropathic pain may be in excess of $800 million.

Moreover, in a series of animal studies, Prosaptide was shown to not only alleviate peripheral neuropathic pain but also to reverse the underlying neuropathy, thereby inducing neuronal regeneration and preventing neuronal death. The data from these studies strongly suggest that if these findings are replicated in human clinical trials, there may well be additional potential for Prosaptide in the treatment of diabetic peripheral neuropathy, over and above its demonstrated ability to decrease neuropathic pain. No approved drugs are available to prevent or reverse the neuropathy itself.

Under the terms of the agreement, BTG will pay Myelos stockholders $35 million in a combination of cash and stock ($14 million in cash and $21 million in equity (approximately 2.3 million shares of common stock)). As a result of the transaction, shares outstanding will increase by approximately 4%. Despite this increase in shares, BTG should be able to achieve EPS growth in 2001 over 2000. The shares being issued to Myelos are unregistered. Although BTG has agreed to register the shares under the Securities Act, each principal stockholder of Myelos has agreed to limit their sale of BTG shares in any three-month period. This lockup agreement expires after two years.

An additional future payment of $30 million in a combination of cash and stock is contingent upon BTG being in position to file a New Drug Application for FDA approval of Prosaptide in the treatment of neuropathic pain. A final payment of 15% of worldwide net sales in the third year of commercialization will be made in a combination of cash and stock. The consummation of the acquisition is subject to customary closing conditions including approval by the stockholders of Myelos. The Company expects to close the acquisition during March 2001.

Sim Fass, Chairman and CEO of Bio-Technology General Corp., stated: "The acquisition of Myelos enhances our prospects for future growth by the addition of an exciting proprietary product with large market potential to our pipeline of drugs in development. Based on the data

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from Myelos' pre-clinical and clinical program, we believe that Prosaptide is a drug that can make a much-needed contribution to the treatment of diabetic peripheral neuropathy, and that it may one day prove to be effective in the treatment of peripheral neuropathy associated with other medical conditions. In addition, beyond Prosaptide's potential, the Myelos technology platform could lead to the development of new peptides to treat other diseases of the nervous system."

Bio-Technology General Corp., a leading biopharmaceutical company, develops, manufactures and markets genetically engineered and other products for human health care. BTG's products are marketed worldwide. Products sold in the United States are Oxandrin-Registered Trademark- (oxandrolone, USP), marketed by BTG and by the Ross Products Division of Abbott Laboratories under a co-marketing agreement, Delatestryl-Registered Trademark- (testosterone enanthate), marketed by BTG, Mircette-TM- (oral contraceptive), marketed by Organon, Inc., and BioLon-TM- (sodium hyaluronate), marketed by Akorn, Inc. Products sold internationally are Bio-Tropin-TM-(recombinant human growth hormone), BioLon-TM- (sodium hyaluronate), Bio-Hep-B-TM- (hepatitis B vaccine), and Silkis-Registered Trademark- (vitamin D derivative).

BTG's news releases and other information are available on the Company's website at www.btgc.com.

BTG will be offering a live webcast of a discussion by BTG management of the earnings and the Company's business on Thursday, February 22, 2001, at 10:30 a.m. (EST). The webcast can be accessed by going to BTG's website at www.btgc.com. It will be archived and available after the discussion via our website through March 1, 2001. A replay will also be available for one week by calling 888-203-1112 (US) or 719-457-0820 (from overseas), passcode 771458.


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STATEMENTS IN THIS NEWS RELEASE CONCERNING THE COMPANY'S BUSINESS OUTLOOK OR
FUTURE ECONOMIC PERFORMANCE; ANTICIPATED PROFITABILITY, REVENUES, EXPENSES OR OTHER FINANCIAL ITEMS; AND STATEMENTS CONCERNING ASSUMPTIONS MADE OR
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ACTIONS BY COMPETITORS, PATENTS OWNED BY THE

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COMPANY AND ITS COMPETITORS, AND GENERAL ECONOMIC CONDITIONS, AS WELL AS OTHER
RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.